EXHIBIT 99.1

Marlin Reports Second Quarter 2020 Results and Declares a Cash Dividend of $0.14 Per Share

Second Quarter Summary:

  Net loss of $5.9 million, or $0.50 per diluted share, compared with net income of $6.1 million, or $0.49 per diluted share a year ago and net loss of $11.8 million, or $1.00 per diluted share last quarter. Net loss on an adjusted basis* of $5.1 million, or $0.43 per diluted share, compared with net income on an adjusted basis of $6.3 million, or $0.51 per diluted share a year ago

  Ended the quarter with total stockholders’ equity of $181.0 million, book value per share of $15.16 and a consolidated equity-to-assets ratio of 15.13%

  Assisted our customers by restructuring over 5,000 contracts totaling $133.8 million, or 13.7%, of net investment through payment deferrals

  Total sourced origination volume of $67.2 million, down 71.0% year-over-year. Average total finance receivables were $979.3 million, down 5% year-over-year

  Total allowance for credit losses of $63.6 million; allowance as a percentage of receivables was 5.97% for equipment finance and 18.92% for working capital

  Annualized net charge-offs of 3.47%, compared with 3.11% in the prior quarter and 1.88% in the second quarter last year

MOUNT LAUREL, N.J., July 30, 2020 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ: MRLN), a nationwide provider of capital solutions to small businesses (“Marlin” or the “Company”), today reported second quarter 2020 net loss of $5.9 million, or $0.50 per diluted share, compared with net loss of $11.8 million, or $1.00 per diluted share in the prior quarter, and net income of $6.1 million, or $0.49 per diluted share a year ago.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “We, along with the entire financial services industry, continue to operate in a challenging and uncertain environment arising from the unprecedented impact of the COVID-19 health crisis on our business.  Our $5.9 million net loss during the quarter was driven by a significant increase in the allowance for loan losses, as our provision for credit losses was $18.8 million.  Despite the loss for the quarter, our capital and liquidity positions remain very strong which enabled us to provide payment deferral contract modifications for a select group of customers.  We also maintained our second quarter dividend and took steps to significantly reduce costs and re-align our organizational structure to take advantage of emerging opportunities that we believe will accelerate as the current economic uncertainty dissipates.”

Mr. Hilzinger concluded, “As we manage the business through this challenging environment, we remain focused on our core fundamentals: protecting our employees and our portfolio, helping our customers, maintaining strong liquidity, reducing costs and proactively preparing for the future. I am extremely proud of our employees’ dedication to both our business and our customers during these challenging times.  We are thankful for the support of our shareholders, and we look forward to continuing to serve our customers and communities during this time of need and emerging from this crisis in an even stronger competitive position.”

Results of Operations

Total sourced origination volume for the second quarter of $67.2 million was down 71.0% from a year ago. Direct origination volume of $6.6 million in the second quarter was down 86.5% from $49.0 million in the second quarter of 2019. Indirect origination volume in the second quarter of 2020 was $58.8 million, down 63.3% from $160.3 million in the second quarter last year. Assets originated for sale in the second quarter of $1.1 million compared with $18.0 million in the second quarter last year. Referral volume totaled $0.7 million, down from $4.1 million in the second quarter last year.  Net Investment in Leases and Loans was $911 million, down 14.2% from second quarter last year, while our total managed assets stood at approximately $1.2 billion, down 5.4% from the second quarter last year.

Net interest and fee margin as a percentage of average finance receivables was 8.68% for the second quarter, down 66 basis points from the first quarter of 2020 and down 70 basis points from a year ago. The sequential quarter decrease was driven primarily by a decrease in new origination loan and lease yields, lower fee income, and portfolio mix, partially offset by a decrease in interest expense resulting from lower deposit rates. The year-over-year decrease in margin percentage was also primarily related to the decrease in new origination loan and lease yields, the change in the presentation of residual income driven by the adoption of CECL, and portfolio mix, partially offset by a decrease in interest expense resulting from lower deposit rates. During 2019 and prior periods, residual income was presented in fee income; however, effective in the first quarter 2020, residual income is included in the future cash flows used to assess credit losses and therefore this activity is reflected in the allowance for credit losses. The Company’s interest expense as a percent of average total finance receivables was 222 basis points in the second quarter of 2020 compared with 225 basis points for the prior quarter and 248 basis points for the second quarter of 2019, resulting from lower rates and a shift in mix, as higher rate long-term debt pays down.

On an absolute basis, net interest and fee income was $21.3 million for the second quarter of 2020 compared with $24.2 million in the second quarter last year.

The provision for credit losses was $18.8 million in the second quarter of 2020, compared to $4.8 million in the second quarter of 2019. This increase reflects the change in the Company’s outlook and estimated credit losses as a result of the ongoing impact of COVID-19, including lower economic activity, higher unemployment and a weaker credit environment. During the second quarter of 2020, deteriorating economic conditions and other qualitative factors accounted for $15.5 million of the total provision for credit losses.  Under the new CECL standard, forward looking economic forecasting is a key factor in determining the allowance for credit losses. As a result, the worsening economic fallout from the COVID-19 pandemic significantly increased our estimated lifetime credit losses under CECL, driving a substantial increase to our provision for credit losses.

Non-interest income was $3.8 million for the second quarter of 2020, compared with $12.2 million in the prior quarter and $7.2 million in the prior year period. The sequential decrease in non-interest income is primarily due to the seasonality of property taxes which are paid by the lessee to the lessor and required to be presented gross in the consolidated statement of operations, which are primarily incurred in the first quarter.  The year-over-year decrease in non-interest income is primarily due to a decrease in gains from the sale of assets. Non-interest expense was $13.5 million for the second quarter of 2020, compared with $29.9 million in the prior quarter and $18.5 million in the second quarter of 2019. The sequential quarter decrease was due to the aforementioned seasonality of property tax expenses, a Goodwill impairment charge of $6.7 million in the first quarter, and a reduction in Salaries and Benefits associated with employee furlough actions, as well as lower commission and incentive compensation on lower origination volumes.  The year-over-year decrease was primarily due to the aforementioned reduction in Salaries and Benefits.

The Company’s efficiency ratio for the second quarter was 53.9% compared with 59.1% in the second quarter last year. Excluding the impact of certain non-GAAP adjustments, the Company’s efficiency ratio on an adjusted basis* for the second quarter was 47.6% compared with 55.8% in the second quarter of 2019.

Marlin recorded a $1.4 million tax benefit in the second quarter, representing an effective tax rate of 18.9%. The low effective tax rate during the quarter was due to a $0.6 million discrete reduction in the income tax benefit resulting from interim tax allocations that is expected to normalize in the second half of 2020.  In the first quarter of 2020, the Company recorded a $7.4 million tax benefit representing an effective tax rate of 38.6% reflecting changes in the valuation of the Company’s NOL deferred tax assets resulting from the CARES Act, and in the second quarter of 2019, the Company recorded $2.0 million of tax expense, representing an effective tax rate of 24.1%.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 6.53% at June 30, 2020 compared with 5.09% at March 31, 2020.  In addition, under the incurred loss allowance model in 2019, the percentage was 1.59% at June 30, 2019.

For the three months ended June 30, 2020, the Company recorded an $18.8 million provision for credit losses, which was $14.1 million greater than the $4.8 million provision recognized for the three months ended June 30, 2019 and $6.4 million lower than the $25.2 million recognized in the first quarter of 2020.  The year-over-year increase in provision was primarily due to updates to the Company’s estimate for changes in economic conditions due to COVID-19.

As a result of the ongoing impact from COVID-19, through the end of the second quarter the Company has completed over 5,000 loan and lease restructure requests from customers who have been impacted by the pandemic. These restructure agreements consisted of a 90-day payment deferral program for equipment finance loans and leases and a 30-60 day payment deferral program for working capital loans for customers who were current under their existing obligations.  While a majority of the initial restructure requests have been processed, the Company is evaluating subsequent requests focused on the borrower’s capacity to pay.  As of June 30, 2020, the Company had $115.9 million (12.5%) and $17.9 million (42.4%) of net investment in payment deferral agreements for equipment finance and working capital, respectively.  Those contracts are reported in our delinquency and non-accrual data based on their status with respect to their modified terms. There were $0.2 million of Equipment Finance restructured contracts and $0.5 million of Working Capital restructured contacts on non-accrual as of June 30, 2020.

The following table outlines the delinquency status of the Company’s portfolio as of June 30, 2020, including information on restructured contracts, and contracts with restructure requests that have not been processed:

	Net Investment (in thousands)					Delinquency Rate
	30	60	90+	Current	Total	30	60	90+	Current	Total
Equipment Finance
Non-Restructured Portfolio:
Modification not requested	$8,150	$7,625	$6,745	$744,616	$767,136	1.06%	0.99%	0.88%	97.07%	100%
Requested, Not Processed (1)	4,289	5,793	3,061	31,287	44,430	9.65%	13.04%	6.89%	70.42%	100%
Total Non-Restructured	12,439	13,418	9,806	775,903	811,566	1.53%	1.65%	1.21%	95.61%	100%

Restructured Portfolio	424	109	21	115,387	115,941	0.37%	0.09%	0.02%	99.52%	100%

Total Equipment Finance	$12,864	$13,527	$9,826	$891,290	$927,507	1.39%	1.46%	1.06%	96.09%	100%

	Net Investment (in thousands)					Delinquency Rate
	15	30	60+	Current	Total	15	30	60+	Current	Total
Working Capital
Non-Restructured Portfolio:
Modification not requested	$98	$212	$368	$22,243	$22,921	0.43%	0.92%	1.60%	97.05%	100%
Requested, Not Processed (1)	7	13	81	1,180	1,281	0.58%	1.05%	6.35%	92.02%	100%
Total Non-Restructured	105	225	449	23,423	24,202	0.44%	0.93%	1.85%	96.78%	100%

Restructured Portfolio	608	242	212	16,814	17,876	3.40%	1.35%	1.18%	94.07%	100%

Total Working Capital	$713	$467	$661	$40,237	$42,078	1.69%	1.11%	1.57%	95.63%	100%

________________

(1)	The Requested, Not Processed portfolio represents a subset of modification requests that have not been processed, where the customer contacted the Company to initiate a modification, but the request was not processed. This includes requests cancelled because the customer declined the revised terms or did not finalize documents, requests declined by the Company, as well as an insignificant amount of requests that were in-process at the end of the second quarter.

Equipment Finance receivables over 30 days delinquent were 390 basis points as of June 30, 2020, up 208 basis points from March 31, 2020, and up 284 basis points from June 30, 2019.   Working Capital receivables over 15 days delinquent were 438 basis points as of June 30, 2020, up 183 basis points from March 31, 2020 and up 386 basis points from June 30, 2019.  Annualized second quarter total net charge-offs were 3.47% of average total finance receivables versus 3.11% in the first quarter of 2020 and 1.88% a year ago.

Through the end of the second quarter, we have yet to experience a material increase in charge-offs driven by the impact of COVID-19.  We are continuing to evaluate the delinquency trends of the non-modified portfolio, and we are monitoring the performance of the modified portfolio as those customers begin to resume payments.  As of June 30, 2020, 25% of the modified contracts had returned to full payment, 72% are scheduled to resume payment in the third quarter, and the remaining 3% resume payment in the fourth quarter.  However the performance of loans modified loan portfolio remains uncertain.

Portfolio Concentration
In response to COVID-19, the Company took aggressive action during the first quarter to adjust its underwriting standards, focusing on industries identified as highly impacted. Businesses in these industries were in most cases deemed non-essential by state governments and were therefore subject to mandatory shutdown due to social distancing requirements. We have a well-diversified portfolio across industries and geographical areas for both Equipment Finance and Working Capital.

The following table reflects our contracts in highly impacted industries (which includes consideration of geographical areas) where net investment is in excess of 5% of the total portfolio as of June 30, 2020:

Equipment Finance		Working Capital
Miscellaneous Services (1)	9.0%	Retail	10.9%
Restaurants	7.3%	Miscellaneous Services (1)	8.2%
Medical	7.0%	Restaurants	8.2%
Retail	5.9%

________

(1)	Miscellaneous Services is an amalgamation of service related SIC codes, the largest of which are Business Services, Repair Services, and Equipment Rental and Leasing.

Capital and Liquidity
As of June 30, 2020, the Company had $211.7 million of Cash and cash equivalents, an increase of $88.6 million from December 31, 2019.  As of June 30, 2020, the Company had additional available liquidity of $80.2 million from lines of credit with financial institutions and the Federal Reserve discount window. There were no borrowings made on these additional sources of liquidity as of June 30, 2020 or subsequently.

As of June 30, 2020, the Company’s consolidated equity to assets ratio was 15.13%. This compares to 14.92% and 16.06%, in the prior quarter and year ago quarter, respectively.  The Company’s Total Risk-based capital ratio was 20.65% as of June 30, 2020, which was 12.65% above our minimum regulatory requirement.

Corporate Developments
On July 30, 2020, Marlin’s Board of Directors declared a $0.14 per share quarterly dividend. The dividend is payable on August 20, 2020, to shareholders of record on August 10, 2020. Based on the closing stock price on July 29, 2020, the annualized dividend yield on the Company’s common stock is 7.13%.

On July 16, 2020, the Company announced the completion, effective July 20, 2020, of its previously announced employee furlough.  In response to the impact of the COVID-19 pandemic on its business, the Company implemented a reduction in force that affected approximately 80 employees in June and July 2020. The Company believes that through these actions, it has re-aligned its organizational structure to meet current and anticipated near-term origination demand and it does not expect these actions to impact its ability to grow origination volume when general business and economic conditions permit.

* Non-GAAP Financial Measures: Net income (loss) on an adjusted basis and adjusted efficiency ratio are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See “Regulation G – Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures, in accordance with Regulation G.

Conference Call and Webcast
Marlin will host a conference call on Friday, July 31, 2020 at 9:00 a.m. ET to discuss the Company’s second quarter 2020 results. The conference call details are as follows:
Second Quarter 2020 Financial Results Conference Call

Date:	Friday, July 31, 2020
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-0792 (Domestic) 1-201-689-8263 (International)
Conference ID:	13705742
Webcast:	http://public.viavid.com/index.php?id=140371

For those unable to participate during the live broadcast, a replay of the call will also be available from 12:00 p.m. Eastern Time on July 31, 2020 through 11:59 p.m. Eastern Time on August 14, 2020 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13705742.

About Marlin

Marlin is a nationwide provider of capital solutions to small businesses with a mission of helping small businesses fulfill their American dream. Our products and services are offered directly to small businesses and through financing programs with independent equipment dealers and other intermediaries. For more information about Marlin, visit marlincapitalsolutions.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements represent only the company’s current beliefs regarding future events and are not guarantees of performance or results.  All forward-looking statements (including statements regarding expectations of future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “could”, “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others (including but not limited to the impact of the COVID-19 pandemic), affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained under the headings “Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the United States Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are also available in the “Investors” section of our website. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are cautioned not to place undue reliance on such forward-looking statements.

Regulation G – Non-GAAP Financial Measures
The Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding after-tax income and expenses that are deemed to be unusual in nature or infrequent in occurrence and are not indicative of the underlying performance of the business for the period presented.  The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with net income on an adjusted basis while using the same denominator in the “as reported” number, where appropriate. The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for any discrete pre-tax adjustments used to present net income on an adjusted basis as well as the impact of pass-through lease expenses that are required to be presented on a gross basis in the income statement, acquisition related expense, and Rep and Warranty liability adjustments, as applicable.  The Company adjusts the denominator in the “as reported” ratio for pass-through lease revenue that is required to be presented on a gross basis in the income statement, as applicable. The Company defines General and administrative annualized percent of average finance receivables, on an adjusted basis, as the calculation used for the “as reported” ratio, adjusting the numerator for acquisition related general and administrative expenses, Rep and Warranty liability adjustments, and pass-through lease expenses that are required to be presented on a gross basis in the income statement, as applicable.  The adjusted ratio uses the same denominator as the “as reported” ratio.  The Company defines Non-interest expense divided by average total managed assets, on an adjusted basis, as the calculation used for the “as reported” ratio adjusting the number for any discrete pre-tax adjustments used to present net income on an adjusted basis as well as the impact of pass-through lease expenses that are required to be presented on a gross basis in the income statement, acquisition related expenses, and Rep and Warranty liability adjustments, as applicable.  The adjusted ratio uses the same denominator as the “as reported” ratio.  The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it provides a means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Mike Bogansky, Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen, Addo Investor Relations
lglassen@addoir.com
424-238-6249

-Tables to Follow--

Marlin Business Services Corp. and Subsidiaries
Consolidated Balance Sheets   (Unaudited)
(Dollars in thousands, except share amounts)

	June 30,	December 31,
	2020	2019
ASSETS
Cash and due from banks	$5,898	$4,701
Interest-earning deposits with banks	205,808	118,395
Total cash and cash equivalents	211,706	123,096
Time deposits with banks	9,941	12,927
Restricted interest-earning deposits related to consolidated VIEs	6,072	6,931
Investment securities (amortized cost of $10.3 million and $11.1 million at
June 30, 2020 and December 31, 2019, respectively)	10,408	11,076
Net investment in leases and loans:
Leases	383,787	426,608
Loans	590,892	601,607
Net investment in leases and loans, excluding allowance for credit losses	974,679	1,028,215
(includes $50.5 million and $76.1 million at June 30, 2020 and December 31, 2019, respectively, related to consolidated VIEs)
Allowance for credit losses	(63,644)	(21,695)
Total net investment in leases and loans	911,035	1,006,520
Intangible assets	7,062	7,461
Goodwill	—	6,735
Operating lease right-of-use assets	8,146	8,863
Property and equipment, net	8,594	7,888
Property tax receivables, net of allowance	9,217	5,493
Other assets	14,034	10,453
Total assets	$1,196,215	$1,207,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$902,191	$839,132
Long-term borrowings related to consolidated VIEs	50,890	76,091
Operating lease liabilities	9,242	9,730
Other liabilities:
Sales and property taxes payable	6,884	2,678
Accounts payable and accrued expenses	24,245	34,028
Net deferred income tax liability	21,759	30,828
Total liabilities	1,015,211	992,487

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized; 11,945,814 and
12,113,585 shares issued and outstanding at June 30, 2020 and December 31, 2019,	119	121
respectively
Additional paid-in capital	75,606	79,665
Accumulated other comprehensive income (loss)	86	58
Retained earnings	105,193	135,112
Total stockholders’ equity	181,004	214,956
Total liabilities and stockholders’ equity	$1,196,215	$1,207,443

Marlin Business Services Corp. and Subsidiaries
Consolidated Statements of Operations   (Unaudited)
(Dollars in thousands, except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Interest income	$24,248	$27,082	$50,713	$52,965
Fee income	2,450	3,507	5,216	7,549
Interest and fee income	26,698	30,589	55,929	60,514
Interest expense	5,428	6,408	11,108	12,370
Net interest and fee income	21,270	24,181	44,821	48,144
Provision for credit losses	18,806	4,756	43,956	10,119
Net interest and fee income after provision for credit losses	2,464	19,425	865	38,025

Non-interest income:
Gain on leases and loans sold	57	3,332	2,339	6,944
Insurance premiums written and earned	2,249	2,176	4,531	4,308
Other income	1,489	1,693	9,128	8,897
Non-interest income	3,795	7,201	15,998	20,149
Non-interest expense:
Salaries and benefits	7,668	12,469	17,187	23,920
General and administrative	5,847	6,068	19,452	19,422
Goodwill impairment	—	—	6,735	—
Non-interest expense	13,515	18,537	43,374	43,342
(Loss) income before income taxes	(7,256)	8,089	(26,511)	14,832
Income tax (benefit) expense	(1,374)	1,974	(8,808)	3,576
Net (loss) income	$(5,882)	6,115	(17,703)	11,256

Basic (loss) earnings per share	$(0.50)	$0.50	$(1.50)	$0.91
Diluted (loss) earnings per share	$(0.50)	$0.49	$(1.50)	$0.91

Marlin Business Services Corp. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in thousands, except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net (loss) income as reported	$(5,882)	$6,115	$(17,703)	$11,256
Deduct:
Goodwill impairment	—	—	(6,735)	—
Charge in connection with workforce reorganization	(877)	(311)	(877)	(311)
Charge in connection with office lease termination	(224)	—	(224)	—
Reversal of charges in connection with executive separation	—	—	—	218
Tax effect	275	79	1,956	24
Total adjustments, net of tax	(826)	(232)	(5,880)	(69)

Net tax benefit resulting from the CARES Act of 2020	—	—	3,256	—
Net (loss) income on an adjusted basis	$(5,056)	$6,347	$(15,079)	$11,325

Diluted (loss) earnings per share
As reported	($0.50)	$0.49	($1.50)	$0.91
As adjusted	($0.43)	$0.51	($1.28)	$0.91
Return on Average Assets
As reported	-1.88%	1.94%	-2.91%	1.82%
As adjusted	-1.62%	2.02%	-2.48%	1.84%
Return on Average Equity
As reported	-12.41%	12.05%	-17.82%	11.26%
As adjusted	-10.67%	12.51%	-15.18%	11.33%

Efficiency Ratio numerator as reported	$13,515	18,537	43,374	43,342
Adjustments to Numerator:
Expense adjustments as seen in Net Income reconciliation	(1,101)	(311)	(7,836)	(93)
Acquisition related expenses	(293)	(757)	(671)	(1,472)
Rep & Warranty liability adjustment	—	—	(807)	—
Pass-through expenses	(13)	(10)	(6,015)	(6,242)
Efficiency ratio numerator on an adjusted basis	$12,108	$17,459	$28,045	$35,535

Efficiency Ratio denominator as reported	$25,065	$31,381	$60,819	$68,292
Adjustments to Denominator:
Pass-through revenue	380	(79)	(5,124)	(5,722)
Efficiency Ratio denominator on an adjusted basis	$25,445	$31,302	$55,695	$62,570

Efficiency Ratio
As reported	53.92%	59.07%	71.32%	63.47%
As adjusted	47.58%	55.78%	50.35%	56.79%

Marlin Business Services Corp. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in thousands, except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Non-interest Expense / Average total managed assets numerator, as reported	$13,515	$18,537	$43,374	$43,342
Adjustments to Numerator:
Expense adjustments as seen in Net Income reconciliation	(1,101)	(311)	(7,836)	(93)
Acquisition related expenses	(293)	(757)	(671)	(1,472)
Rep & Warranty liability adjustment	—	—	(807)	—
Pass-through expenses	(13)	(10)	(6,015)	(6,242)
Non-interest Expense / Average total managed assets numerator, on an adjusted basis	$12,108	$17,459	$28,045	$35,535

Non-interest Expense / Average total managed assets
As reported	4.18%	6.03%	6.58%	7.20%
As adjusted	3.75%	5.68%	4.26%	5.90%

General and administrative expense Annualized % of
Avg. Fin. Receivables numerator, as reported	$5,847	$6,068	$19,452	$19,422
Adjustments to Numerator:
Expense adjustments as seen in Net Income reconciliation	(224)	—	(224)	—
Acquisition related expenses	(200)	(230)	(671)	(471)
Rep & Warranty liability adjustment	—	—	(807)	—
Pass-through expenses	(13)	(10)	(6,015)	(6,242)
General and administrative expense Annualized % of
Avg. Fin. Receivables numerator, as adjusted	$5,410	$5,828	$11,735	$12,709

General and administrative expense Annualized % of
Average Finance Receivables
As reported	2.39%	2.35%	3.91%	3.82%
As adjusted	2.21%	2.26%	2.36%	2.50%

Marlin Business Services Corp. and Subsidiaries
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020

Net Income (Loss)	$6,115	$7,446	$8,414	($11,821)	($5,882)

Annualized Performance Measures:
Return on Average Assets	1.94%	2.34%	2.74%	-3.98%	-1.88%
Return on Average Stockholders' Equity	12.05%	14.58%	16.04%	-22.75%	-12.41%

EPS Data:
Net Income Allocated to Common Stock	$6,041	$7,357	$8,313	($11,821)	($5,882)
Basic Earnings (loss) per Share	$0.50	$0.61	$0.69	($1.00)	($0.50)
Diluted Earnings (loss) per Share	$0.49	$0.60	$0.69	($1.00)	($0.50)
Number of Shares - Basic	12,184,996	12,054,944	11,996,446	11,876,147	11,760,479
Number of Shares - Diluted	12,266,851	12,167,962	12,118,193	11,876,147	11,760,479

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Direct Originations	$49,038	$41,556	$50,421	$37,821	$6,617
Indirect Originations	$160,279	$139,472	$167,740	$113,760	$58,802
Total Originations (1)	$209,317	$181,028	$218,161	$151,581	$65,419

Equipment Finance Originations	$181,824	$154,781	$186,852	$127,681	$64,572
Working Capital Loans Originations	$27,493	$26,247	$31,309	$23,900	$847
Total Originations (1)	$209,317	$181,028	$218,161	$151,581	$65,419

Assets originated for sale in the period	$18,025	$18,174	$16,344	$3,301	$1,135
Assets referred in the period	$4,140	$2,408	$1,961	$2,509	$664
Total Sourced Originations (1)	$231,482	$201,610	$236,466	$157,391	$67,218

Implicit Yield on Loans Originated:
Total (1)	12.95%	13.38%	12.43%	12.45%	9.16%
Direct	23.09%	24.38%	23.20%	21.69%	13.80%
Indirect	9.85%	10.10%	9.19%	9.39%	8.64%
Equipment Finance	9.71%	9.57%	8.91%	8.95%	8.80%
Working Capital	34.34%	35.81%	33.51%	31.16%	36.75%

Paycheck Protection Program Loans Originated	—	—	—	—	$4,178
Implicit Yield on PPP Loans Originated	—	—	—	—	4.56%

Assets sold in the period	$57,640	$85,425	$114,483	$22,929	$1,127

# of Leases / Loans Equipment Finance	7,648	6,836	7,279	5,863	3,178
Equipment Finance Approval Percentage	55%	53%	54%	46%	37%
Average Monthly Equipment Finance Sources	1,149	1,067	1,033	932	518

_________________
      (1)       Excludes Paycheck Protection Program (PPP) Loans Originated.

Marlin Business Services Corp. and Subsidiaries
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020		Q2 2020

Net Interest and Fee Margin Percentage
of Average Total Finance Receivables:
Interest Income	10.50%	10.57%	10.34%		10.49%	9.90%
Fee Income (4)	1.36%	1.48%	1.46%		1.10%	1.00%
Interest and Fee Income	11.86%	12.05%	11.80%		11.59%	10.90%
Interest Expense	2.48%	2.50%	2.36%		2.25%	2.22%
Net Interest and Fee Margin (NIM)	9.38%	9.55%	9.44%		9.34%	8.68%

Cost of Funds (2)	2.60%	2.63%	2.57%		2.50%	2.17%

Interest Income Equipment Finance	$22,390	$22,355	$21,620		$21,076	$19,985
Interest Income Working Capital	3,767	4,389	4,545		4,932	4,095

Average Total Finance Receivables	$1,031,774	$1,048,798	$1,034,464		$1,008,823	$979,313
Average Net Investment Equipment Finance	986,075	995,346	977,225		947,696	928,210
Average Working Capital Loans	45,699	53,452	57,239		61,127	51,103

End of Period Net Investment in leases and loans,
net of allowance:
Equipment Finance	$1,012,463	$980,799	$947,477		$918,264	$876,919
Working Capital	49,808	53,699	59,043		51,812	34,116
Total Owned Leases and Loans (3)	1,062,271	1,034,498	1,006,520		970,076	911,035

Assets Serviced for Others	213,797	264,226	341,064		328,252	296,401
Total Managed Assets	$1,276,068	$1,298,724	$1,347,584		$1,298,328	$1,207,436

Average Total Managed Assets	$1,229,588	$1,278,394	$1,314,728		$1,343,862	$1,292,052

Restructured Receivables:
Payment Deferral Modification Program:
Equipment Finance	—	—	—		$12,530	$115,941
Working Capital	—	—	—		6,987	17,876
Total - $	—	—	—		$19,517	$133,817

Total - as a % of Ending Finance Receivables	—	—	—		2.0%	13.7%
Total - # of Contracts	—	—	—		520	5,017

Other Restructured Contracts:
Total	$2,830	$2,323	$2,668	$	$3,096	$1,751

________________

(2)	COF is defined as interest expense for the period divided by average interest-bearing liabilities, annualized
(3)	Net investment in total finance receivables includes net investment in Equipment finance leases and loans and Working Capital loans.
(4)	Effective January 1, 2020, in connection with the adoption of ASU 2016-13 “CECL”, residual income is no longer recorded as a component of fee income and instead is presented within the allowance for loan loss.

Marlin Business Services Corp. and Subsidiaries
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020

Portfolio Asset Quality

Allowance
Total	$16,777	$19,211	$21,695	$52,060	$63,644
% of Total Finance Receivables	1.59%	1.86%	2.15%	5.09%	6.53%

Equipment Finance	$14,837	$17,115	$19,796	$44,860	$55,682
% of Net Investment Equipment Finance	1.47%	1.75%	2.09%	4.66%	5.97%

Working Capital	$1,940	$2,096	$1,899	$7,200	$7,962
% of Total Working Capital Loans	3.79%	3.80%	3.14%	12.20%	18.92%

Net Charge-Offs
Total	$4,861	$5,228	$7,771	$7,846	$8,494
% on Avg. Finance Receivables, Annualized	1.88%	1.99%	3.00%	3.11%	3.47%

Equipment Finance	$4,310	$5,038	$6,634	$6,603	$7,872
% on Avg. Finance Receivables, Annualized	1.75%	2.02%	2.72%	2.79%	3.39%

Working Capital	$551	$190	$1,137	$1,243	$622
% on Avg. Finance Receivables, Annualized	4.82%	1.42%	7.95%	8.13%	4.87%

Delinquency
Total Finance Receivables:
30+ Days Past Due	1.03%	1.27%	1.40%	1.79%	3.83%
60+ Days Past Due	0.62%	0.83%	0.83%	1.00%	2.46%

Equipment Finance:
30+ Days Past Due	1.06%	1.27%	1.40%	1.82%	3.90%
60+ Days Past Due	0.66%	0.87%	0.86%	1.05%	2.52%

Working Capital:
15+ Days Past Due	0.52%	1.89%	1.75%	2.55%	4.38%
30+ Days Past Due	0.47%	1.34%	1.42%	1.14%	2.68%

Marlin Business Services Corp. and Subsidiaries
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020

Delinquency (continued)
Total Finance Receivables:
30+ Days Past Due	$10,946	$13,130	$14,081	$18,249	$37,347
60+ Days Past Due	$6,593	$8,542	$8,383	$10,220	$24,015

Equipment Finance:
30+ Days Past Due	$10,706	$12,390	$13,226	$17,576	$36,217
60+ Days Past Due	$6,593	$8,515	$8,112	$10,156	$23,353

Working Capital:
15+ Days Past Due	$268	$1,043	$1,058	$1,504	$1,843
30+ Days Past Due	$240	$740	$855	$673	$1,130

Non-Accrual
Total	0.37%	0.68%	0.55%	0.66%	1.13%
Equipment Finance	0.36%	0.65%	0.49%	0.62%	1.06%
Working Capital	0.48%	1.34%	1.57%	1.28%	2.83%

Total	$3,898	$7,047	$5,592	$6,705	$11,031
Equipment Finance	$3,650	$6,307	$4,646	$5,950	$9,842
Working Capital	$248	$740	$946	$755	$1,189

Marlin Business Services Corp. and Subsidiaries
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020

Expense Ratios
Salaries and Benefits Expense	$12,469	$10,897	$9,351	$9,519	$7,668
As a % of Avg. Fin. Receivables (annualized)	4.83%	4.16%	3.62%	3.77%	3.13%

Total personnel end of quarter	356	348	348	339	240

General and Administrative Expense	$6,068	$6,092	$7,052	$13,605	$5,847
As a % of Avg. Fin. Receivables (annualized)	2.35%	2.32%	2.73%	5.39%	2.39%

Adjusted General and Administrative Expense
As a % of Avg. Fin. Receivables (annualized) (5)	2.26%	2.23%	2.40%	2.62%	2.21%

Non-Interest Expense /
Average Total Managed Assets	6.03%	5.32%	4.99%	8.89%	4.18%

Adjusted Non-Interest Expense /
Average Total Managed Assets (6)	5.68%	5.10%	4.56%	4.74%	3.75%

Efficiency Ratio	59.07%	48.02%	43.22%	83.51%	53.92%

Adjusted Efficiency Ratio (6)	55.78%	46.05%	40.23%	52.68%	47.58%

_________________

(5)	Adjusted general and administrative expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures. See schedule for details.
(6)	Adjusted non-interest expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures. See schedule for details.

Marlin Business Services Corp. and Subsidiaries
Supplemental Quarterly Data
(Dollars in thousands, except share amounts)

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020

Balance Sheet:
Assets
Investment in Leases and Loans	$1,057,726	$1,032,868	$1,007,707	$1,002,611	$956,981
Initial Direct Costs and Fees	21,322	20,841	20,508	19,525	17,698
Reserve for Credit Losses	(16,777)	(19,211)	(21,695)	(52,060)	(63,644)
Net Investment in Leases and Loans	$1,062,271	$1,034,498	$1,006,520	$970,076	$911,035
Cash and Cash Equivalents	139,731	132,461	123,096	211,070	211,706
Restricted Cash	8,152	7,576	6,931	6,474	6,072
Other Assets	69,829	72,881	70,896	75,917	67,402
Total Assets	$1,279,983	$1,247,416	$1,207,443	$1,263,537	$1,196,215

Liabilities
Deposits	888,561	869,257	839,132	941,996	902,191
Total Debt	109,637	91,739	76,091	62,193	50,890
Other Liabilities	76,231	77,633	77,264	70,858	62,130
Total Liabilities	$1,074,429	$1,038,629	$992,487	$1,075,047	$1,015,211

Stockholders' Equity
Common Stock	$123	$122	$121	$119	$119
Paid-in Capital, net	82,724	80,226	79,665	75,647	75,606
Other Comprehensive Income (Loss)	48	89	58	20	86
Retained Earnings	122,659	128,350	135,112	112,704	105,193
Total Stockholders' Equity	$205,554	$208,787	$214,956	$188,490	$181,004

Total Liabilities and
Stockholders' Equity	$1,279,983	$1,247,416	$1,207,443	$1,263,537	$1,196,215

Capital and Leverage:
Equity	$205,554	$208,787	$214,956	$188,490	$181,004
Debt to Equity	4.86	4.60	4.26	5.33	5.27
Equity to Assets	16.06%	16.74%	17.80%	14.92%	15.13%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	15.24%	15.28%	16.31%	16.18%	15.05%
Common Equity Tier 1 Risk-based Capital	17.01%	17.72%	18.73%	18.64%	19.33%
Tier 1 Risk-based Capital	17.01%	17.72%	18.73%	18.64%	19.33%
Total Risk-based Capital	18.26%	18.98%	19.99%	19.94%	20.65%